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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Alfa Corporation:

We consent to incorporation by reference in the registration statements (No. 33-77916 and 33-76460) on Form S-8 and (No. 33-83134) on Form S-3 of Alfa
Corporation of our reports dated February 6, 2001, relating to the consolidated balance sheets of Alfa Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which reports appear in and are incorporated by reference in the December 31, 2000 annual report on Form 10-K of Alfa Corporation.

                                                  /s/ KPMG LLP

Birmingham, Alabama
March 23, 2001